UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 9, 2021
Date of Report (date of earliest event reported)
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SNAP ONE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-40683 (Commission File Number)	82-1952221 (I.R.S. Employer Identification Number)
1800 Continental Boulevard, Suite 200 Charlotte, NC 28273
(Address of principal executive offices and zip code)
(704) 927-7620
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $.01 per share	SNPO	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company   ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

This Current Report on Form 8-K is filed by Snap One Holdings Corp., a Delaware corporation (the “Company”), in connection with the matters described herein. References to “we” and “our” herein refer to the Company.

Item 1.01 - Entry into a Material Definitive Agreement

On December 8, 2021 (the “Closing Date”), the Company, as borrower, entered into a Credit Agreement (the “Credit Agreement”) with the lenders and letter of credit issuers from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, collateral agent and swingline lender. Capitalized terms used and not otherwise defined herein have the respective meanings given such terms in the Credit Agreement.

The Credit Agreement provides for senior secured financing of $565.0 million in the aggregate, consisting of (1) $465.0 million in aggregate principal amount of senior secured term loans maturing in seven years (the “New Term Loan Facility”) and (2) a $100.0 million senior secured revolving credit facility (which includes borrowing capacity available for letters of credit) maturing in five years (the “New Revolving Credit Facility”).

Borrowings under the New Term Loan Facility will bear interest at a rate per annum equal to, at the Company’s option, either (1) an applicable margin plus a base rate determined by reference to the highest of (a) 0.50% per annum plus the Federal Funds Effective Rate, (b) the Prime Rate and (c) the eurocurrency rate determined by reference to the cost of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00%; provided that such rate is not lower than a floor of 1.50% or (2) an applicable margin plus a eurocurrency rate determined by reference to the cost of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs; provided that such rate is not lower than a floor of 0.50%.

Borrowings under the New Revolving Credit Facility will bear interest at a rate per annum equal to an applicable margin based upon a leverage-based pricing grid, plus, at the Company’s option, either (1) a base rate determined by reference to the highest of (a) 0.50% per annum plus the Federal Funds Effective Rate, (b) the Prime Rate and (c) the eurocurrency rate determined by reference to the cost of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00%; provided such rate is not lower than a floor of 1.00% or (2) a eurocurrency rate determined by reference to the applicable cost of funds for the interest period relevant to such borrowing adjusted for certain additional costs; provided such rate is not lower than a floor of zero.

The Credit Agreement contains other customary terms, including (1) representations, warranties and affirmative covenants, (2) negative covenants, including limitations on indebtedness, liens, mergers, acquisitions, asset sales, investments, distributions and prepayments of subordinated debt, in each case subject to baskets, thresholds and other exceptions, and (3) customary events of default.

The availability of certain baskets and the ability to enter into certain transactions will also be subject to compliance with certain financial ratios. In addition, the New Revolving Credit Facility includes a maintenance covenant that requires, in certain circumstances, compliance with certain first lien secured net leverage ratios.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 1.02 - Termination of a Material Definitive Agreement

On the Closing Date, in connection with the closing of the Credit Agreement, the Company repaid in full approximately $451 million of borrowings under the Credit Agreement, dated as of August 4, 2017, by and among Crackle Purchaser LLC (formerly known as Crackle Purchaser Corp.), a Delaware limited liability company, WirePath LLC, a Delaware limited liability company, the lenders from time to time party thereto, UBS AG, as the administrative agent, collateral agent, swingline lender and letter of credit issuer, and the other parties from time to time party thereto (as amended from time to time, the “Old Credit Agreement”). The term loan and revolving credit facilities and related agreements and documents under the Old Credit Agreement were terminated upon the effectiveness of the Credit Agreement.

Item 2.03 -Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01 - Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1*+
Credit Agreement, dated as of December 8, 2021, among the Company, as borrower, the lenders and letter of credit issuers party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, collateral agent and swingline lender.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Filed herewith.
+ Certain portions of the exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information (i) is not material and (ii) is the type that the Registrant treats as private or confidential. The Registrant agrees to furnish a supplemental copy with any omitted information to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 9th day of December, 2021.

Snap One Holdings Corp.

By:	/s/ Michael Carlet
Name: Michael Carlet
Title: Chief Financial Officer